CTG Host: James Boldt July 28, 2005/10:00 a.m. CDT
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CTG

July 28, 2005
10:00 a.m. CDT
Moderator

Ladies and gentlemen, thank you for standing by and welcome to the CTG Second Quarter Earnings conference call. At this time, all participant lines are in a listen-only mode. Later, there will be an opportunity for questions and instructions will be given at that time. As a reminder, today's conference call is being recorded. I would now like to turn the conference over to your host, Mr. James Boldt. Please go ahead.

J. Boldt

Good morning, everyone. This is Jim Boldt. I want to thank you for joining us this morning for our Second Quarter 2005 Earnings conference call. Joining me is our CFO, Greg Dearlove. As to the format of the call this morning, Greg's going to begin with a review of our financial results. After his review, I'll talk about the trends that we saw in the second quarter as well as what we anticipate in the third quarter of 2005, and then we'll open the call for questions. Greg, if you'd start us off, please.

CTG Host: James Boldt July 28, 2005/10:00 a.m. CDT

G. Dearlove

Thank you, Jim, and good morning. Before we begin, I want to mention that statements made in the course of this conference call that states company's or management's intentions, hopes, beliefs, expectations and predictions in the future are forward-looking statements. It's important to note that the company's actual results could differ materially from those projected. Additional information concerning factors that could cause an actual result to differ from those in the forward-looking statements is contained in our press releases and from time-to-time in the company's SEC filings.

For the second quarter of 2005, CTG's revenues from continuing operations were $72.9 million. Net income from continuing operations and net income was $600,000, and net income from diluted shares was $0.04. Our second quarter revenues from continuing operations, net income from continuing operations and diluted earnings per share were all in line with our expectations for the quarter.

Our direct profit percentage decreased to 22.5% in the second quarter, down about four percentage points from the second quarter last year, but our operating profits improved from 1.4% last year to 1.6% in the second quarter this year. Excluding the impact of our accounting change in 2002,

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this is the 16th consecutive quarter that the company has reported profitability from continuing operations.

Although SG&A increased by approximately $214,000 in the second quarter versus the same quarter last year and approximated 20.9% of revenue, this is an improvement of five percentage points from last year when SG&A expenses were 25.5% of revenue, an improvement of nearly two percentage points from the first quarter of this year when SG&A expenses were 22.7% of revenue.

Revenues from IPM were $26.9 million in the second quarter of 2005 as compared to $13 million in the second quarter of 2004. Quarterly revenues from our European operations were $11.8 million in 2005 as compared to $10.3 million in last year's second quarter.

On the balance sheet, our day sales outstanding and receivables increased to 81 days from the 72 days in the fourth quarter of 2004, but are down from the 88 days reported in the second quarter of 2005. On April 20th, the company closed on a new $35 million three-year revolving loan agreement with a new bank group. Therefore, bank debt is now reflected as long-term debt. Our debt was $18.8 million at quarter end, up from the

CTG Host: James Boldt July 28, 2005/10:00 a.m. CDT

$4.7 million outstanding at year-end, and up from $12.3 million as of the end of the first quarter of 2005.

Our cash flows reflect the use of cash from operations of approximately $6 million in the quarter. We made $360,000 of capital acquisitions and recorded a depreciation expense of $668,000. Also total employment in the second quarter was 3,300 employees, of which 87% were billable.

Lastly, as previously announced on May 12, 2005, the board of directors authorized the repurchase of an additional one million shares of company stock. During the quarter, while adhering to SEC imposed volume limitations, we repurchased 84,400 shares of company stock. Jim, that concludes my summary of the company's financial results for the second quarter of 2005.

J. Boldt

Thanks, Greg. We're pleased with our second quarter performance, as it's been a long time since we've posted organic growth of 23%. With a few exceptions, which I'll review, the quarter came in pretty much as we expected, and it caused our revenues and earnings per share to be at the midpoint of our guidance. Also as expected, we added 100 employees to our headcount during the quarter, bringing our year-to-date headcount

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increase to 800.

In terms of our profitability, our operating income increased by 42% when compared to the second quarter of 2004. All in all, we're pleased with our progress this quarter. As to the individual business units, our strategic staffing business clearly had a good second quarter. While some of the transition costs associated with the staffing business that we acquired in the first quarter of the year ended in the second quarter, a portion of the transition cost, such as retention bonuses, will continue for several quarters. Overall, demand for staffing remains strong and we see our strategic staffing group continuing to grow.

In terms of our healthcare business, we previously disclosed the ... mid-2004. We've been working on the National Healthcare Service Project in the U.K. I think everyone knows that the NHS project is the largest healthcare project in the world today. The ultimate goal of the project is the installation of state-of-the-art software packages in the English hospital system.

We finished the first phase of our work early in the second quarter of 2005, at which time we hope that we'd be able to redeploy our staff to

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begin to assist in hospital implementations. Unfortunately, the hospital implementation phase of that project has been delayed in the regions where we're delivering our services. Those delays had an impact on our profitability, as it's taking us some time to redeploy those resources to other projects. Actually, had the project gone as we originally expected, we would have exceeded our earnings guidance for the quarter.

The delay is unfortunate, but as you know, they do occur in projects, particularly ones of this magnitude. While we still expect to place staff on the implementation portion of the NHS project, those implementations may not start until early next year.

Revenues from our financial services vertical declined in the second quarter of 2005 due to the termination of a large AMO engagement in mid-2004 with a customer that was in liquidation. Over the last few quarters, we've introduced new offerings in both our financial services and life sciences practices. Testing is an important new offering that we've introduced in both of those vertical markets that's currently in demand. We expect new offerings will help us rejuvenate our solutions business even in the current market.

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Our European revenues increased by 15% in the second quarter of 2005 versus the second quarter of last year. Of the 15% increase, approximately 4% was related to exchange gains. While our testing offering did very well in Europe in the second quarter, as previously mentioned, the delay in the NHS project limited Europe's revenue growth.

As to the third quarter of 2005, we're forecasting revenues in the range of $73 million to $75 million. As you know, we had 64 billable days in the second quarter. One billable day equates to about $1.1 million of revenue, and we'll have 63 billable days in the third quarter of 2005.

In addition to the affects of fewer billing days, due to vacations, we historically have seen a decline in our revenues in the third quarter of the year when compared to the second quarter. However, because of our headcount growth, particularly on the staffing side of the business, revenues in the second and third quarter should be approximately the same this year. When compared to last year's third quarter, the third quarter of 2005 should give us revenue growth in the range of 26% to 30%. Given our revenue forecast, we believe earnings to be in the $0.03 to $0.05 per share range in the third quarter of 2005.

CTG Host: James Boldt July 28, 2005/10:00 a.m. CDT

As Greg mentioned, we announced a one million-share addition to our repurchase authorization in May and have begun to actively repurchase shares. This action reflects the board's confidence in our business and our belief that CTG shares are attractively valued. We're one of the very few IT services firms to achieve significant organic growth this year, and to also report consistent quarterly operating profitability over the last four years. Our focus on staffing, higher demand verticals and solutions that address cost savings of government mandates continues to favorably position CTG for the future.

With that, I'd like to open the call for questions if there are any. Operator, would you please manage our question and answer period?

Moderator	Our first question comes from the line of Rick Doty with Columbia Management.

R. Doty

A couple of things: In the first quarter, I think operating margins were 1.4%. We were maybe 20 basis points better this quarter on a reported basis, but you went through an analysis in the first quarter without the transition costs of, I think, my recollection was somewhere around 2.5% on the operating margin. Have you done the same for this quarter without

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the IBM transition?

J. Boldt

I don't think we did it to as fine an analysis, but we still think that by the time we hit the first quarter of next year and all of the transitions costs are behind us and the NHS project starts up again that we'll be around 2.5% or right around there someplace.

The NHS project stopping, while we thought that it might and we actually took it out of our guidance for the second quarter, it had a fairly big impact on us this quarter. If the NHS project had just continued at the rate that it did in the first quarter, our margins would have been 2.2% this quarter. So that delay, unfortunately, hurt us. We're well positioned and we think we'll pick that business back up when they actually start to do the implementations.

R. Doty	What happens to those people in the nine-month lag, or interim, I should say?

J. Boldt

Well a lot of those people, unfortunately, sat on the bench during the second quarter because we had them marked for the U.K. project. Most of them, we believe they will be able to get repositioned at other hospital

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implementations in the United States - not in the U.K. The ones that we can't, unfortunately we may have to lay a few people off, but all of those people would have been told by now that that was going to occur.

R. Doty	How is the U.S. healthcare business?

J. Boldt

The U.S. healthcare business is actually good. We've got a lot of opportunities in the pipeline. There are a lot of software installations. So it continues to be good. Really the soft spot for our healthcare business was the U.K. project at this point.

R. Doty

Okay, and as it relates to the retention bonuses, the sense I got from the first quarter conference call was that they would wind down through this year, essentially amortizing them over the year. But I thought it was front end loaded to some extent. Is that still true?

J. Boldt	Yes, it is. They actually go for nine months. It depends on when the person was hired. All of these people were hired in the first quarter. So they end at some point during the fourth quarter.

R. Doty	Did DSOs -- to me it was disappointing. Look back at my notes from the

CTG Host: James Boldt July 28, 2005/10:00 a.m. CDT

first quarter at 88 days. That was up, I think, from 74 days before that. I think that the comments then were timing of payments from IBM. Are they stringing you out?

J. Boldt	I think I'd like Greg to answer that one.

G. Dearlove

We have dropped 88 to 81. Some of that is driven from the subcontracting type of billing that flows through receivables. That doesn't drive through our revenue cycle. Our new business has slightly different terms than our old business. That's pretty much driving the DSOs up. If I back out some of that new business with different terms, actually, our DSOs are about 71 to 72 days. So it's really in line with where we were a year ago.

R. Doty

I'll ask the question. I've asked it before. Is this good business, or isn't it good business? You don't get paid fast. You make very, very, very slender margins and hopefully somebody internally is measuring whether you're making any money on that.

J. Boldt

We absolutely measure this contract separate from all of the rest of our business, and we include any cost of carrying receivables. Quite frankly, versus a year ago, if we looked a year ago, our margins were 1.4. They

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were 1.4 in the first quarter of the year. They've now moved up to 1.6. That's actually a reflection of a good part of the transition cost starting to end, and they moved up despite the fact that we lost some of our very profitable healthcare business over in the U.K.

R. Doty	Do you have the average price paid for the shares you bought in the quarter?

G. Dearlove	The average prices was, I think, $3.49. It was just under $3.50.

R. Doty	Still a commitment to continue forward with that?

J. Boldt

Yes. Unfortunately, as you know, unless we're buying blocks as defined by the SEC, we've got some restrictions. But we tried to buy as aggressively as we could given the restrictions that we have to operate under.

R. Doty

On the revolver, do you expect to -- I guess given your short-term views, is the balance outstanding likely to come down some, or are we expecting free cash flow, or are we expecting to continue to tap into the revolver?

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G. Dearlove

The revolver will come down as the business continues to generate cash flow, free cash flow. It's grown because receivables have grown. That's steadied actually between the first quarter and the second quarter. We would believe it'll continue to go fairly consistently through the rest of this year and cash flow will drive the debt down. But we will continue to have debt for the remainder of this year.

R. Doty	Thank you.

J. Boldt	Thanks.

Moderator	Thank you for your question. We'll go next to the line of Bill Sutherland with Benning and Scattergood.

B. Sutherland

Following up on Rick's question there on the IBM contract; so what is the offset to a longer cash cycle for you all? Is it just simply the volume, or are there any other terms that are better than the prior contract?

J. Boldt	It's the volume. I mean it's a volume driven contract. We obviously picked up a significant amount of volume from it.

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B. Sutherland	The tax rate - I got on late. So Greg may have done this already.

J. Boldt	Yes. Actually, he didn't. Go ahead, Greg.

G. Dearlove

The tax rate in the quarter was about 21%. We would expect the effective rate going forward to be probably in the neighborhood of 41% to 42% depending on earnings. The quarterly rates under current accounting interpretations fluctuate as you continually true up your reserves, and we were impacted in the second quarter with some NOL benefits that had been previously reserved for, which has now been released, primarily relating to some foreign NOLs. So it was 21% in this quarter.

B. Sutherland	So for the year, it comes in at, in my model, around 36%.

G. Dearlove	That should be about right, yes.

B. Sutherland	Okay, and that would be what one would use just as a starting point for a subsequent year?

G. Dearlove	I would think from a subsequent year, I would probably be looking at more 40% to 41%.

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B. Dearlove	Okay.

J. Boldt	Yes. Historically, actually, that's where we've...

B. Sutherland	The gross margin was lower than I had in the model. Is this about what we should expect given the blend, and also, I don't have the IBM percentage because I got on late.

J. Boldt	The IBM percentage I think was around 37%.

G. Dearlove	Just under 37%, Jim.

J. Boldt

Yes - 36.8%. Certainly for the next quarter, it'll be around 22.5% or so. We are trying to build more solutions business. We brought Mike Colson back to develop new solutions. We actually have some of those that have been rolled out, and I think that as those solutions start to kick in then you'll start to see our direct margins start to increase again.

B. Sutherland	Actually, it'll pick up with first quarter if NIH is back.

CTG Host: James Boldt July 28, 2005/10:00 a.m. CDT

J. Boldt	That's right. Absolutely.

B. Sutherland	Well, I know your goal is to get back to 50/50. The solutions gross margin is still about where?

J. Boldt

The solutions gross margin really varies a lot depending on the offering. We have some solutions that are as high as 50%. I think on average though, 35% to 40% is a reasonable gross profit for us in the current market...

B. Sutherland	Staffing is just south of 20%. Is that right?

J. Boldt	Yes, that's right.

B. Sutherland	Can you talk, Jim, just a little bit about the more important one, two or three solution offerings? I mean I know testing is, but--

J. Boldt

Sure. I'd be glad to. Testing is actually an offering that we've had in our European operations for years. In Belgium, for instance, we probably have more of the testing market than any other company. We have some real strong relationships with some of the tool manufacturers like Mercury

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Interactive.

We've brought essentially the testing methodology over to the United States. Many companies, the large companies more and more are realizing that by separating testing from implication development, it significantly reduces your cost because you get a lot fewer errors when the applications are rolled out. So testing is definitely one of our offerings at the moment that we're concentrating on.

Many of the other offerings are in the information security area. Sarbanes-Oxley has been a really good offering for us. As you know, the larger companies who adopted last year are going to have to go to quarterly testing. Technically, in the first couple of quarters, it was required. But so much work was done on testing the implications early in the year, I think it's going to ramp up as the year goes.

That is going to be a good offering for us because that's more of an annuity-type business. We're expecting clients to sign up for multiple years, having us test their internal controls for their quarterly Sarbanes-Oxley testing. And again, it's a government-mandated regulation. So it's not something that companies can avoid.

CTG Host: James Boldt July 28, 2005/10:00 a.m. CDT

I think in the second quarter, we started up two new Sarbanes-Oxley initial compliance engagements. The smaller companies and also foreign entities have to be compliant by the end of 2006. But those companies have looked at the pain that the larger companies went through and realized that trying to do it in six months or a year probably isn't enough time. So some forward-looking companies have actually started those up. That too is an excellent offering for us. We did very well with that last year. We're hoping to build on that.

We have some other offerings in the information security area. For instance, we're a certified vendor for Visas called CIS Program, which I think is Cardholder Identification Security Program where there's more and more identify theft happening. You read about it in the Wall Street Journal. Visas come up with kind of an audit plan to look at your IT controls as they relate to your customers, the ultimate Visa holder's identification, etc. We're one of the company that are certified to go in and do those audits. We started up those audits I think in the first quarter. We did more in the second quarter, and are optimistic that we're going to a lot more as this time goes on.

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So those two areas - information security and testing - at the moment are two of the hotter areas that we started to work in.

B. Sutherland	Just lastly, the AMO area and the near shore/offshore component. Where are you with all of that?

J. Boldt

As you know, we started a partnership with Polaris who's probably one of the top ten largest Indian firms in the IT services arena. There's the top tier, as you know, the Wipros and the Tatas of the world, and Polaris has about 5,000 people. They've been around since 1985. Half of their company was the old Citigroup India IT services company, if you're familiar with that. The other part was a software firm, and they specialize primarily in financial services. We started the market together a year ago and actually I was happy. I figured it would take between 12 and 18 months before we got our first engagement.

As you know, AMOs take longer. They're a longer sales cycle than most of the rest of our business. In the second quarter, we actually started to do work for the bank under our relationship with Polaris. So it's moving along. I really think that that's probably a bigger event next year than this year, but it's definitely progressing.

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B. Sutherland	Greg, two other little questions on numbers. Interest expense, was there some other when it went to 372 in--?

G. Dearlove

Yes. In the quarter, that's an accumulation of a number of things, but we had about $90,000 of foreign currency exchange loss in the quarter that's unusual. Actually, we picked up about $30,000 in the first quarter. So there's a swing of about $120,000 quarter-to-quarter.

B. Sutherland	So run rate number is more like $250,000?

G. Dearlove	$250,000 to $280,000, yes.

B. Sutherland	I'll step out. Thanks.

J. Boldt	Thanks, Bill.

Moderator	Thank you for your questions, and with that, gentlemen, there are no further questions in queue. Please continue.

J. Boldt	Well I'd like to thank you for your continued support and for joining us

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this morning. Have a great day.

Moderator	Ladies and gentlemen, that does conclude our conference call for today. We thank you for your participation and for using AT&T Executive TeleConference Service.